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                                                                       EXHIBIT 5
                                                                       ---------

June 12, 2001

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois  60015

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") of Baxter International Inc. (the "Registrant") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the sale of up to 28,820,000 shares of the Registrant's Common Stock, $1 par value per share (the "Shares") to be issued pursuant to the Baxter International Inc. 2001 Incentive Compensation Program and 2001 Global Stock Option Plan (the "Plans"), as specified in the Registration Statement.

I have examined and am familiar with (i) the Registrant's Restated Certificate of Incorporation, as amended, (ii) the Registrant's By-laws, as amended, (iii) the corporate proceedings relating to the Registration Statement and the issuance of the Shares, and (iv) the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, the Shares will be, when issued and paid for in accordance with the Plans, legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.


Very truly yours,

/S/ Thomas J. Sabatino, Jr.

Thomas J. Sabatino, Jr.
Senior Vice President and
General Counsel